Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Stock Exchanges

NEWS

Vista Gold Corp. Announces Pricing of Common Stock Offering

Denver, Colorado, September 15, 2009 — Vista Gold Corp ("Vista" or the "Company") (TSX & NYSE Amex: VGZ) is pleased to announce the pricing of its previously announced public offering of common stock pursuant to the Company's shelf registration statement filed with the U.S. Securities and Exchange Commission (the "SEC") and a shelf prospectus filed with certain Canadian securities regulatory authorities. The Company has agreed to increase the number of shares sold by 10 percent to 8.8 million shares at a price of US$2.25 per share of common stock. The Company has granted the underwriters a 30-day option to purchase up to 1.32 million additional shares of common stock to cover over-allotments, if any.

Proceeds to the Company from the offering, net of commissions and expenses, are expected to be approximately US$17.6 million (assuming the underwriters' over-allotment option is not exercised). The offering is expected to close on September 21, 2009.

Vista intends to use the net proceeds from this offering (i) to fund drilling, exploration, and technical/engineering activities (including the preparation of a feasibility study) on its Mt. Todd gold project, (ii) to fund the engineering, design and other technical activities to advance its Paredones Amarillos gold project, (iii) to fund exploration activities and if warranted, drilling programs at its Guadalupe de los Reyes gold project and (iv) to fund acquisitions, and further development of acquired mineral properties, working capital requirements and/or for other general corporate purposes.

Dahlman Rose & Company, LLC and Wellington West Capital Markets Inc. are acting as joint book-runners for the offering.

The offering is being made by way of a registration statement, which has been declared effective by the SEC, a base shelf prospectus and a final prospectus supplement each of which has been filed with the SEC and each of the Canadian provinces of British Columbia, Alberta, Manitoba, Ontario and Newfoundland and Labrador. A copy of the final prospectus supplement incorporating the base shelf prospectus relating to the offering may be obtained by either contacting the underwriters, by accessing the SEC website, www.sec.gov, or by accessing the website maintained by the Canadian securities regulatory authorities, SEDAR, at www.sedar.com.

In the United States from:

Dahlman Rose & Company, LLC
Attn: Prospectus Dept.
142 West 57th Street
18th Floor
New York, NY 10019
Phone: 212-702-4521
Fax: 212-920-2952
Email: ECM@dahlmanrose.com

In Canada from:

Wellington West Capital Markets Inc.
Attn: Scott Larin
145 King Street West, Suite 700
Toronto, Ontario M5H 1J8
Phone: 416-640-4893
Fax: 416-640-4946
Email: slarin@wwcm.com

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the final prospectus supplement, the base prospectus or the Company's shelf registration statement. A registration statement relating to the securities has been filed with the SEC and became effective April 30, 2009. A final prospectus supplement relating to the offering has been filed with the SEC. A base shelf prospectus has been filed with the securities regulatory authorities in certain provinces in Canada and a final prospectus supplement was filed with such regulatory authorities.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would increase their value. Vista has taken steps to advance the Paredones Amarillos gold project located in Baja California Sur, Mexico, towards production. These steps include the completion of a definitive feasibility study, the purchase of long delivery processing equipment items, and the purchase of land for the processing facilities, related infrastructure and the desalination plant. The results of a preliminary economic assessment completed in 2009 on the Mt. Todd gold project in Australia are encouraging and Vista is undertaking other studies to advance the project, with the completion of a preliminary feasibility study targeted for the fourth quarter of 2009 Vista's other holdings include the Guadalupe de los Reyes gold project in Mexico, Yellow Pine gold project in Idaho, Awak Mas gold project in Indonesia, and the Long Valley gold project in California.

For further information, please contact:

Vista Gold Corp.
Attn: Greg Marlier
7961 Shaffer Parkway, Suite 5
Littleton, Colorado 80127
Phone: 720-981-1185
Fax: 720-981-1186
Email: gmarlier@vistagold.com

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the anticipated closing of the offering, the expected net proceeds from the offering, and the anticipated use of proceeds. When used in this press release, the words "optimistic", "potential", "indicate", "expect", "intend", "hopes," "believe," "may," "will," "if" and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of market response to the offering, the net proceeds from the offering, the future use of proceeds, risks relating to cost increases for capital and operating costs including cost of power; risks relating to delays at Vista's projects; risks of shortages of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning resource estimates; potential effects on Vista's operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.